Highwater Ethanol 2017 Fiscal Year Report

From the Desk of CEO Brian Kletscher

2017 Fiscal Year Management Report for Highwater Ethanol, LLC, Lamberton, MN

Plant Efficiency: Highwater Ethanol, LLC is permitted as a 59.5 million gallon per year facility. The fiscal year ended with a production rate of 59.403 mgpy, within the MPCA permit limit. Highwater Ethanol ground 20.343 million bushels of #2 Yellow Corn during the 2017 fiscal year resulting in an efficiency of 2.92 gallons of denatured ethanol per bushel of corn ground, above the guaranteed rate of 2.8. Based on the guaranteed 2.8 and the efficiency we achieved, we produced 2,442,600 more gallons of denatured ethanol, a value of $3,346,362 (assuming an average price of $1.37 per gal) The savings in bushels of corn were approximately 872,000 bushels, a value of $2,790,400 (assuming an average price of $3.20 per bushel). Distiller's Grains production for the 2017 fiscal year was at 124,145 tons for DDGS and 41,718 tons for Modified DGS. The DDGS and MDGS production numbers were both below our projected rate of 15.4 pounds at 14.23 pounds per bushel ground. Additionally, we saw improved efficiencies in our natural gas and electrical figures. Natural gas usage guarantee was 34,000 Btu per gallon ethanol produced and Highwater Ethanol's usage was considerably lower at25,210 Btu per gallon. Likewise, Highwater Ethanol's electrical efficiency is lower than the guarantee of .75 kW per gallon ethanol produced as we finished at .71 kW per gallon for the 2017 fiscal year. These small tweaks add savings to the bottom line. The Highwater Ethanol management team continues to monitor plant efficiencies as we believe they will allow us to continue to be competitive in the future.

Contributions to the Local Farm Economy: The local farm economy continues to benefit from Highwater Ethanol, as management estimates that we have pushed the corn market by an average of approximately $.12 to $.15 per bushel purchased resulting in approximately $2.4 to 3.1 million dollars injected into the region via increased corn prices.

Net Income: For the 2017 fiscal year, Highwater Ethanol had a net income of $3,519,312, above our budget projected net income of $3,413,000. We continue to pay long term debt ahead of schedule and made a distribution of $1.660 mm or $345.00 per unit in December 2017 to our members.

Marketing: Highwater Ethanol continues to be joint owners of Renewable Products Marketing Group since February 2011; we believe this move has allowed Highwater Ethanol a long-term advantage in the marketing of our ethanol. This ownership has allowed us clear advantages in marketing cost and related transportation cost. We expect we will continue to recognize these savings in the future. Highwater Ethanol continues to market our DDGS and Corn Oil through CHS. Highwater Ethanol took over the marketing of MDGS on July 1, 2011 resulting in an increase in sales of this product from approximately 750 tons per month to 2500 - 4000 tons per month. Your management team continues to review contracts, new production enzymes, chemicals and related items. We also continue to review how we

handle our product produced and the quality of product produced. Every item that we review has an action or reaction and we try to anticipate the end result.

Long Term Debt: Highwater Ethanol management team is working hard to reduce the debt balance as we believe this will optimize our ability to return money to our investors in the future. We started the 2017 fiscal year with a balance due to Compeer Financial {AgStar} of approximately $16.69 million. We reduced this by approximately $5.937 million, with a balance of $10.75 million at fiscal year-end. In January 2016, we refinanced our long-term debt giving us favorable terms. We are very pleased to have the refinancing of the long-term debt completed. With this refinancing and debt reduction, we have reduced our monthly interest cost by approximately $254,000 per month. Interest paid in the 2013 fiscal year was approximately $3.635 million while interest paid in the 2017 fiscal year dropped to $585,000. This refinancing includes Revolving Loan {Operating Line} and the long - term debt. We have a Letter of Credit issued through Compeer Financial to Northern Natural Gas in the amount of $500,000; this amount was reduced from $1 million dollars on November 1, 2017.

Permits: Highwater Ethanol continues to operate under the NPDES/SDS permit which was valid until October 31, 2016. This permit renewal was submitted to MPCA by the required deadline and is awaiting final renewal permit status. Our Air Emissions permit which was valid through February 14, 2017, was also submitted to MPCA for renewal by the required deadline. In addition, we submitted an Air Emissions permit modification to increase allowable production to 70.2 mgpy in May 2017. Highwater Ethanol is currently permitted to produce 59.5 mgpy of denatured ethanol. We are awaiting final permit issuance for our Air Emission permit also. We completed a quarry water project giving us a third water source which was approved by the MN DNR. The water quality from the quarry remains very good allowing us to reduce our water treatment costs significantly. We also did a tile project in 2012 that has allowed us to receive water from a tile line on the far west end of the property and a neighboring property. We will continue to use water from the storm water pond. Highwater Ethanol's water usage rate remains low at 2.0 to 2.1 gallons of water per gallon of ethanol produced.

Highwater Ethanol Employees: Highwater Ethanol currently employs 42 full time employees. Our Management team has seen some change in the recent years, with the following making up our team: CFO Luke Schneider, Plant Manager Shane Rasset, Operations Manager Derek Trapp, Maintenance Manager Jon Osland, EHS Manager Lisa Landkammer, Lab Manager Tim Apitz and CEO Brian Kletscher. We have had other natural attrition of employees and we have been able to fill these positions and train employees to do the job as required.

Employee Safety: Highwater Ethanol continues to pride ourselves on employee safety. We are not saying we are flawless on errors by employees, however we have had 150 days without a reportable injury that resulted in loss of work time. We continue to provide training for all employees and monitor the facility to help reduce accidents. Part of this is the desire by all employees to take pride in their work area. Keeping our plant clean and without clutter helps reduce accidents.

Progress has been steady. We want to commend our employees for maintaining production levels and maintaining the appearance of this facility. The plant is running nice and it looks great! Thank you!!!

Highwater Ethanol Mission Statement: To successfully operate a bio–energy facility, which will be profitable to our investor owners, while contributing to the economic growth in the region. HWE is committed to the present while focusing on the future.

Highwater Ethanol Vision Statement: Highwater Ethanol will identify opportunities that position the business to provide sustainable competitive advantages through short and long-term core investments.

We will continue to take care of the present as we focus on the future!

Brian Kletscher, CEO
Highwater Ethanol, LLC